UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2009 (September 22, 2009)
TENNECO INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

500 North Field Drive, Lake Forest, Illinois	60045
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (847) 482-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.
On September 22, 2009, Tenneco Inc. announced that it will close its original equipment ride control plant in Cozad, Nebraska as part of its global restructuring program announced in October 2008. The company had originally announced plans to close one of its original equipment ride control plants in the United States as part of its October 2008 restructuring announcement, but postponed this action in January 2009 in order to preserve cash during the height of the global economic crisis.
Tenneco currently employs 460 hourly and 40 salaried workers at the plant. The company estimates the closing will generate $8 million in annualized cost savings once completed, incremental savings to the $58 million restructuring program announced in October 2008. Tenneco expects to record up to $20 million in restructuring and restructuring related charges, approximately $14 million in cash, in connection with the closure. This amount includes an estimated $10 million of charges for the payment of termination benefits and other termination-related costs, up to $6 million for asset write-offs and $4 million for other expenses (primarily moving equipment). The company expects to complete the closure in the fourth quarter 2010.
A copy of the company’s press release announcing this information and certain other information is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 22, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.
Date: September 22, 2009	By:	/s/ Kenneth R. Trammell
Kenneth R. Trammell
Executive Vice President and Chief Financial Officer